Exhibit 10.1

AMERICAN GREETINGS CORPORATION
SECOND AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Effective October 31, 2007)

-i-

ARTICLE I
INTRODUCTION
     WHEREAS, American Greetings Corporation currently maintains the American Greetings Corporation Supplemental Executive Retirement Plan (the “Plan”), which was originally adopted effective March 1, 1986, and that has subsequently been amended and restated effective March 1, 2004 (the “First Amended and Restated Plan”), and further amended effective January 1, 2005 by Amendment No. 1 thereto (“Amendment No. 1”); and
     WHEREAS, American Greetings Corporation desires to amend and restate the First Amended and Restated Plan to incorporate the provisions of Amendment No. 1 and further amend the Plan; and
     WHEREAS, Section 8.4 of the Plan permits the Company to amend the Plan at any time, by action taken by its Board of Directors, and acting in its sole discretion;
1.1	Name Of Plan. This Plan shall be known as the American Greetings Corporation Second Amended and Restated Supplemental Executive Retirement Plan (Effective October 31, 2007). It constitutes a full and complete amendment and restatement of, and continuation of, the American Greetings Corporation Supplemental Executive Retirement Plan, effective as of March 1, 1986, as amended and restated effective March 1, 2004 by the First Amended and Restated Plan, and as further amended by Amendment No. 1 thereto effective January 1, 2005.

1.2	Purpose. The purpose of the Plan is to provide any Executive designated to participate in the Plan with a retirement benefit that supplements those benefits provided under any other pension, retirement or profit-sharing plan maintained by American Greetings Corporation. The Plan is being maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company (as defined herein) on an unfunded basis, within the meaning of section 201(2) of the Employee Retirement Income Security Act, as amended (“ERISA”).

1.3	Rights of Former Employees. Except as otherwise specifically provided herein the terms of the Plan, as in effect immediately prior to March 1, 2004 (as amended by Amendment No. 1), shall control and be used exclusively to determine the rights and duties of any Executive or former Executive who separated from employment by the Company prior to the March 1, 2004, the effective date of the First Amended and Restated Plan. The terms of the Plan as in effect as of October 31, 2007, the effective date of this amendment and restatement, shall control and be used exclusively to determine the rights and duties of any Executive or former Executive who separated from employment by the Company on or after March 1, 2004 but prior to October 31, 2007.

ARTICLE II
DEFINITIONS
     The following words and phrases, where used in the Plan, shall have the following meanings, unless a different meaning is plainly required by the context.
2.1	Accrued Benefit shall have the meaning set forth in Article IV hereof.

2.2	Affiliate means any limited liability company, general partnership, limited partnership, business trust, or other non-corporate organization with respect to which American Greetings Corporation directly or indirectly owns at least fifty percent (50%) of either the capital or profits interest therein, and directly or indirectly has the power and authority to select and appoint, and where applicable remove, such organization’s managers, general partner(s) and/or trustees (as applicable).

2.3	Assumed Bonus Percentage shall mean, for any Fiscal Year, 50% of the Participant’s target bonus under the Company’s key management incentive plan, for which the Participant is eligible during any Fiscal Year, based on the Participant’s job classification. For this purpose, the schedule set forth by the Company’s Board for the various levels of job classifications covered by the Company’s key management incentive plan shall be used to calculate such awards.

2.4	Beneficiary shall mean any person or persons designated by the Executive to receive payments hereunder in the event of such Executive’s death and shall include any person designated by such person or persons designated by such beneficiary (or subsequent beneficiary, as applicable) to receive payments hereunder in the event of such beneficiary’s (or such subsequent beneficiary’s) death. If an Executive or, as applicable, any Beneficiary of the Executive or of a Beneficiary fails to designate one or more persons as his Beneficiary, or no such “beneficiary” designation is held to be lawful and in effect, any Plan benefit becoming due and payable to a Beneficiary hereunder shall be paid over to the estate of such Participant, or, the estate of such Beneficiary, as the case may be. If the Beneficiary designated by an individual is, at the time of such designation, the individual’s lawful spouse, and the individual and such spouse subsequently become divorced or legally separated, such designation shall be deemed invalid as of the effective date of such divorce or legal separation, unless (i) the individual thereafter files a new beneficiary designation again naming the spouse or former spouse as Beneficiary or (ii) continued designation of the spouse or former spouse as the individual’s death beneficiary under this Plan is expressly provided for in the terms of a QDRO (as defined in Section 9.3(b)).
2.5	Board shall mean the board of directors of AGCo (as defined herein) or the Committee; provided, that if the Board designates a person or other committee to act specifically on matters relevant to this Plan, such person or committee shall act (and have the power and authority to act) as the Board with respect to such matters.

2.6	Change in Control shall mean the occurrence of any of the following events, individually or in combination:
(a)	AGCo is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transition is held in the aggregate by the holders of AGCo’s common shares immediately prior to such transaction;

(b)	AGCo sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of AGCo’s common shares immediately prior to such sale or transfer;

(c)	There is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the

Exchange Act) of securities representing 20% or more of the voting power of AGCo’s common shares;

(d)	AGCo files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of AGCo has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

(e)	If during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of AGCo cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by AGCo’s shareholders, of each director of AGCo first elected during such period was approved by a vote of at least two-thirds of the directors of AGCo then still in office who were directors of AGCo at the beginning of any such period.
Notwithstanding the foregoing provisions of Section 12c and (d) above, a “Change in Control” shall not be deemed to have occurred for purposes of this Plan (i) solely because (A) AGCo; (B) a Subsidiary; (C) any AGCo-sponsored employee stock ownership plan or other employee benefit plan of AGCo; or (D) any family member of Jacob Sapirstein (including lineal descendants, spouses of such descendants, the lineal descendants of any such spouses, the spouse of any such spouses’ lineal descendants and trusts (including voting trusts) either files or becomes obligated to file a report or proxy statement under or in responses to Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares, whether in excess of 20% of the voting power of AGCo’s common shares or otherwise, or because AGCo reports that a Change in Control of AGCo has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (ii) solely because of a Change in Control of any Subsidiary.
2.7	Committee shall mean the Compensation & Management Development Committee of the Board.

2.8	Company shall mean American Greetings Corporation, an Ohio corporation (“AGCo”) and its controlled Subsidiaries and Affiliates; provided , that for Plan Years commencing after December 31, 2004, such term shall also include (to the extent not previously included in the preceding definition) any corporation, limited liability company, partnership, or other business organization which is part of a “controlled group of corporations” that includes AGCo (within the meaning of Code Section 414(b) and related regulations), or is “under common control” with AGCo (within the meaning of Code Section 414(c) and related regulations).

2.9	Compensation shall mean, for any calendar year preceding the calendar year in which an Executive who is a Participant attains Normal Retirement Date (or Late Retirement Date, where applicable), the annual base pay received by such Participant from the Company while a Participant. In the event an Executive who is also a Participant becomes disabled and is eligible for and receiving benefits under the Long Term Disability Plan, such Participant’s participation in the Plan shall be deemed to continue and, for Plan purposes, the “Compensation” attributable to such Participant shall be deemed to continue until the close of the calendar year coincident with or next preceding the date such Participant no longer receives such disability income benefits.

2.10	Effective Date shall mean October 31, 2007. The effective date of the Plan, in effect prior to this amendment and restatement, was March 1, 1986 and, with respect to the First Amended and Restated Plan, March 1, 2004.

2.11	Executive shall mean an employee of AGCo, or of a Subsidiary, or of an Affiliate, who is either a named executive officer, a senior vice president, or a vice president, of such Company; provided , that such term shall specifically exclude any individual who is (or, is classified as) a non-resident alien of the United States during any period(s) such individual performs services outside of the United States.

2.12	Final Average Compensation shall mean an amount, expressed in dollars and cents, determined by the sum of (a) and (b), where: (a) is the average of a Participant’s two (2) calendar years of Compensation that provide the highest average, and (b) is the product derived from multiplying (i) that amount determined in part (a) hereof, by (ii) that average of such Participant’s two (2) Fiscal Year Assumed Bonus Percentages which provide the highest average; provided , that for this purpose, if a Participant has only one Assumed Bonus Percentage, such Percentage will be considered to be the average.

2.13	Fiscal Year shall mean that period which begins on March 1 of each year and ends on the last day of February of the ensuing year.

2.14	Long Term Disability Plan shall mean the American Greetings Corporation Long Term Disability Plan, an employee welfare benefit plan sponsored and maintained by the Company to provide long-term disability income benefits to plan-covered employees.

2.15	Participant shall mean any Executive who is, or becomes, eligible to participate in the Plan in accordance with the provisions of Sections 3.1 or 3.2 hereof; provided , that such Executive shall continue as a Participant hereunder only so long as such Executive remains eligible to participate in the Plan and has not had such participation terminated or suspended in accordance with Section 3.3 hereof. An Executive, or other individual, who was a Participant shall remain a Participant so long as such Executive or individual has a vested interest in the Plan, without regard to whether such Executive or individual is then employed by the Company.

2.16	Plan shall mean the American Greetings Corporation Second Amended and Restated Supplemental Executive Retirement Plan (Effective October 31, 2007), as set forth in this instrument and as further amended from time to time.

2.17	Plan Administrator shall mean that person identified in Section 8.1 hereof.

2.18	Plan Benefit shall mean the monthly benefit amount a Participant is eligible to receive pursuant to Article IV, calculated in accordance with Article V, and payable in the form of a monthly annuity for life (with 180 months, guaranteed) in accordance with (and limited by) Article VI and the remaining provisions of the Plan.

2.19	Service shall mean that period of time an Executive is in the employ of the Company, commencing with such Executive’s date of hire and ending with the date such Executive separates from Company employment, as further determined in accordance with the following rules:
(a)	Service shall specifically include any period(s) when an Executive is on a medical, military, family or personal leave of absence that either has been approved by the Company or is required by law to be recognized as employment service for seniority and benefit plan purposes.

(b)	Service shall specifically include any period(s) of time an Executive (who is also a Plan Participant) is disabled and receiving benefits under the Long Term Disability Plan, even though no longer classified as a Company employee.

(c)	Periods of employment by a predecessor-in-interest to the Company or by a predecessor-in-interest to a Subsidiary or an Affiliate, shall be recognized as Service only where (and, to the extent) recognized by the Board by written action.
2.20	Subsidiary shall mean any corporation at least eighty percent (80%) of whose equity securities (determined either by voting power or by interest in profits) are directly or indirectly owned by American Greetings Corporation.

2.21	Code shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference to a Code section shall include any regulations, notices, or rulings promulgated thereunder.

2.22	409A Disability shall mean a Participant’s absence from employment with the Company which: (i) is due to his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) results from a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, and causes such Participant to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees.

Notwithstanding the foregoing, if the Company’s Long Term Disability Plan defines a Participant’s disability in accordance with the foregoing or, in the alternative, as determined by the Social Security Administration, then the definition of ‘409A Disability’ shall have the same meaning as the definition of ‘disability’ provided for under the Company’s Long Term Disability Plan.

2.23	Specified Employee shall mean any Participant for whom the following conditions, (a) and (b), are satisfied:
(a)	at any time during the twelve (12) month period ending on the December 31st preceding the calendar year in which a given distribution is to occur, such Participant:
(i)	is one of the top fifty (50) compensated officers of AGCo and has annual “W-2” compensation of at least One Hundred Thirty Thousand Dollars ($130,000); or

(ii)	owns more than five percent (5%) of AGCo’s stock; or

(iii)	owns more than one percent (1%) of AGCo’s stock and has annual “W-2” compensation in excess of One Hundred Fifty Thousand Dollars ($150,000); and
(b)	AGCo’s stock is publicly traded on the date such Participant Separates from Service.
In applying the above rules, the following shall apply: the foregoing compensation amounts shall be adjusted from time to time in accordance with the cost-of-living adjustments under Code Section 416(i); and an individual who qualifies as a Specified Employee under this Section 2.23 shall be treated as a Specified Employee for the twelve (12) month period beginning on the April 1st next following the date he or she so qualifies.
2.24	Separation from Service or “Separates from Service” shall mean a Participant’s termination from employment with the Company on account of such Participant’s death, permanent and total disability, retirement, or other such termination of employment. A Participant will not be deemed to have experienced a Separation from Service if such

Participant is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six (6) months or, if longer, such longer period of time as is protected by either statute or contract. A Participant will not be deemed to have experienced a Separation from Service, if such Participant continues to provide “significant services” to the Company. For purposes of the preceding sentence, a Participant will be considered to provide “significant services” if such Participant provides continuing services that average more than twenty percent (20%) of the services provided by such Participant to the Company during the immediately preceding three (3) full calendar year of employment.
In this document, unless the context clearly requires otherwise, the singular shall include the plural and the masculine gender shall include the feminine.

ARTICLE III
PLAN PARTICIPATION
3.1	Automatic Participation, As Of The Effective Date. Each Executive who was a Participant in the Plan on the day before the Effective Date of this amendment and restatement shall automatically continue as a Participant, as of the Effective Date.

3.2	Participation After The Effective Date; New Entrants. Any Executive who does not automatically become a Participant as of the Effective Date shall become a Participant on any date, subsequent to the Effective Date, that such Executive is designated as eligible to participate in an action taken by the Board. Where a Board action designates an Executive as eligible to participate in the Plan without also specifying a date for commencing such participation, the date such Board action was taken shall constitute the commencement date.

3.3	Termination Or Suspension Of Participation; Renewed Participation. A Participant’s continued participation in the Plan may be discontinued at any time by action of the Board, in accordance with and subject to the following rules:
(a)	In the event a Participant’s participation herein is discontinued, the terms of such discontinuation shall be set forth in writing and a copy of such terms shall be provided to such Participant, the Plan Administrator, and the Committee.

(b)	Subject to the provisions of Article VI hereof, if at the time a Participant discontinues participation hereunder such Participant has a right to a Plan benefit based on the terms of the Plan then in effect, said right shall not be forfeitable and such Participant shall be entitled to receive such Plan benefit, based on and in accordance with the terms of the Plan in effect at the time of such discontinuation.

(c)	In the event a Participant whose Plan participation has been discontinued is again designated for participation in the Plan in accordance with Section 3.2 hereof, the Board may specify the terms and conditions under which such Participant’s Compensation and Service (and previously-determined Plan Benefit, if any) are to be taken into account when determining such Participant’s Plan rights hereunder.

In the absence of any direction from the Board, such Participant shall be considered a newly-eligible Participant for all Plan purposes (other than with respect to any Plan Benefit such Participant already has qualified to receive); provided, that such Participant’s Service shall only be used once.
(d)	Notwithstanding the foregoing, in the event that a Participant commences employment with a Subsidiary or Affiliate that has its principal place of business located outside of the United States, but otherwise does not Separate from Service, such Participant will cease being an active Participant and stop accruing any benefit in the Plan until and unless such Participant (i) again performs services as an employee for AGCo, a Subsidiary or an Affiliate located within the United States, and (ii) is designated as an Executive eligible to participate in the Plan.

ARTICLE IV
CALCULATION, FORM OF PARTICIPANT’S ACCRUED BENEFIT
4.1	Form of Accrued Benefit. A Participant’s accrued benefit hereunder shall consist of a monthly benefit. Where paid as a Normal Retirement Benefit, such monthly benefit shall commence payment on the first day of the calendar month coincident with or next following the date such Participant attains his or her Normal Retirement Age, and shall be paid to such Participant as an annuity for life (with 180 monthly payments, guaranteed) (the “Accrued Benefit”). Where paid as a Late Retirement Benefit, such monthly benefit shall commence payment on the first day of the calendar month coincident with or next following the date such Participant Separates from Service, and shall be paid to such Participant as an annuity for life (with 180 monthly payments, guaranteed). Notwithstanding the foregoing, in the event the Participant is a Specified Employee, such Participant’s Normal Retirement Benefit or Late Retirement Benefit, as applicable, shall not commence payment until six (6) months after such Participant’s Separation from Service.

4.2	Calculation of Accrued Benefit. A Participant’s Accrued Benefit, when payable in its normal form and commencing as provided in Section 4.1 hereof, is equal in amount to one-twelfth (1/12th) of the product of (a) times (b), where:
(a)	is equal to one percent (1%) of such Participant’s Final Average Compensation; and

(b)	consists of such Participant’s years of Service, calculated to the nearest attained calendar month, but in any event subject to a maximum of twenty (20) years of Service.
4.3	Certain Compensation, Service To Be Disregarded. Notwithstanding any contrary Plan provision, when calculating a Participant’s Accrued Benefit there shall be disregarded (a) any Compensation received by such Participant that is attributable to any period prior to the date such Participant first commences participation hereunder as a Participant, and (b) any Compensation paid to such Participant and any Service rendered by such Participant for any Fiscal Year (or, fraction thereof) in which such Participant is determined by the Committee (acting in its reasonable discretion, following consultation with legal counsel) to have violated Section 304 or Section 306 of the Sarbanes-Oxley Act (15 U.S.C. §§7243, 7244), or other applicable law (including, without limitation, any otherwise-applicable faithless servant doctrine).
4.4	Payments to Specified Employees. Notwithstanding anything herein to the contrary, in the event the commencement of the Normal Retirement Benefit, Late Retirement Benefit, or Early Retirement Benefit to a Participant is delayed until six (6) months after such Participant’s Separation from Service because the Participant is a Specified Employee, for purpose of calculating the amount of the first payment due to the Participant, such amount shall include a total of seven (7) monthly payments calculated in accordance with the Plan (i.e., the normal payment scheduled to occur in the seventh month after commencement of the benefit, plus the aggregate of the first six (6) months of payments that were delayed), and shall be considered payment of the first seven (7) of the one hundred eighty (180) monthly guaranteed payments contemplated herein.

4.5	Special Right to Elect to Receive Lump Sum
(a)	Eligibility: Those Participants who as of October 31, 2007 (i) are retired and in pay status; regardless of whether due to Normal, Late or Early Retirement as provided for in Article V; or (ii) have a right to receive a Deferred Vested Benefit under Section 5.3, shall have the right to make the special election described in this Section 4.5. A Participant who meets the eligibility criteria set forth in this Section 4.5(a) shall be referred to herein as an “Eligible Participant”.

(b)	Benefit To Be Received If The Election Is Made: Any Eligible Participant who makes the election provided in this Section 4.5 shall receive a lump sum amount that is the actuarial equivalent of his or her Plan Benefit calculated by using the RP 2000 Mortality Table for males projected to 2010 and an interest rate of 9%. The lump sum actuarial equivalence shall be calculated as of March 1, 2008 as follows: (i) the lump sum for any retired Eligible Participant who has been receiving payment of his or her Plan Benefit shall be based on the projected remaining payments; or (ii) the lump sum for a deferred vested Eligible

Participant shall be based on the Plan Benefit assuming the Participant would have elected to commence his or her Plan Benefit at the later of March 1, 2008 and the first of the month following his or her 55th birthday. In all cases, any Eligible Participant who makes the election provided by this Section 4.5 shall receive any monthly payments that would be due under the Plan during 2007, but shall not receive any monthly payments that would be due under the Plan during 2008.
Any lump sum payment due under this Section 4.5 shall be made on a date selected by the Plan Administrator between February 15, 2008 and March 15, 2008; however, in all events payment will be made no later than March 15, 2008. Any such payment made during this period, regardless of whether on February 15, 2008 or March 15, 2008, shall not be further adjusted or recalculated.
(c)	The Election: Any Eligible Participant who elects this lump sum benefit is electing to receive the lump sum in lieu of receiving his or her Plan Benefit in the normal annuity form of payment and is waiving any and all other rights that the Participant may have under the Plan. The Company is not waiving the protections provided to it under Section 6.3 and the Participant who elects the lump sum benefit shall be subject to those same restrictions provided in Section 6.3. If the Committee as provided in the last paragraph of Section 6.3 determines that there are any violations of those restrictions of Section 6.3 subsequent to payment of the lump sum, the Company may demand repayment to the Company of the lump sum benefit received.
An Eligible Participant shall make the election on such forms and in such manner as the established by the Plan Administrator. Any election under this special program must be made by such time as established by the Plan Administrator, but in no event shall the election be made after December 31, 2007 and such election shall be irrevocable as specified by the Plan Administrator.
(d)	Beneficiary Death Benefit: If an Eligible Participant who makes the election provided by this Amendment dies prior to payment of the lump sum amount as contemplated herein, this election will be null and void and any death benefit will be determined under Article VII.

(e)	Administration: Except as specifically provided for in this Section 4.5, the administration and general provisions of Articles VIII and IX shall apply to this Amendment. As provided in Section 9.7, any lump sum payment shall be subject to applicable tax withholding and as provided in Section 9.9, there are no tax guarantees, representations or warranties regarding the tax consequences of this Plan, or the offering of the election option or payment pursuant to an election under this Section 4.5.

ARTICLE V
FORMS OF RETIREMENT; ELIGIBILITY CONDITIONS
5.1	Normal/Late Retirement Benefit. A Participant shall receive either a Normal Retirement Benefit or a Late Retirement Benefit, as applicable, commencing as of the first of the month next following the Participant’s Separation from Service upon attaining his or her Normal Retirement Age (“Normal Retirement”) or next following his or her Separation from Service in any month subsequent to the month in which he or she attains Normal Retirement Age (“Late Retirement”). For purposes of this Plan, Normal Retirement Age shall mean a Participant’s attainment of age sixty-five (65). The Participant’s Normal Retirement Benefit or Late Retirement Benefit, as applicable, shall consist of his or her Accrued Benefit, determined as of the date of his Separation from Service.
Notwithstanding the foregoing, in the event the Participant is a Specified Employee, such Participant’s Normal Retirement Benefit or Late Retirement Benefit, as applicable, shall not commence payment until six (6) months after such Participant’s Separation from Service.
5.2	Early Retirement Benefit. A Participant who has not attained age 65 shall receive an Early Retirement Benefit under the Plan, if such Participant Separates from Service and satisfies the criteria for obtaining an Early Retirement Benefit, as set forth below.
(a)	A Participant shall be eligible to receive an Early Retirement Benefit as follows:
(i)	if such Participant has attained age 55 on or before the Participant Separates from Service and as of the date that the Participant Separates from Service, such Participant has completed at least ten (10) years of Service (at least five (5) of which must be completed while a Participant), then such Participant will receive an Early Retirement Benefit on or after the first day of the month coinciding with or next following

(1)	such Separation from Service; or

(2)	any date certain, designated by the Board in writing by agreement with such Participant within thirty (30) days of such Participant first becoming eligible to participate in the Plan.
(ii)	if such Participant has not attained the age of fifty five (55) but has attained the age of forty-five (45), then if such Participant Separates from Service and has vested in his or her Accrued Benefit in accordance with Section 5.3, then such Participant will receive an Early Retirement Benefit on the first day of the month coinciding with or next following:
(1)	the date such Participant attains age fifty-five (55) and has completed at least ten (10) years of Service (at least five (5) of which must be completed while a Participant); or

(2)	any date certain, designated by the Board in writing by agreement with such Participant within thirty (30) days of such Participant first becoming eligible to participate in the Plan.
Notwithstanding the foregoing, in the event a Participant is a Specified Employee and he or she is eligible for an Early Retirement Benefit due to his or her Separation from Service, such Participant’s Early Retirement Benefit shall not commence payment until six (6) months after such Participant’s Separation from Service.
The Early Retirement Benefit payable to a Participant who retires under this Section 5.2 shall be in an amount equal to such Participant’s Accrued Benefit, determined as of the date such Benefit commences payment hereunder (or if the Participant is a Specified Employee, the date such Benefit would have commenced hereunder disregarding the requirement that payment shall not commence until six (6) months after such Participant’s Separation from Service), but reduced by the appropriate reduction factor specified in Schedule A (attached hereto).

5.3	Deferred Vested Benefit.
     A Participant who has completed not less than ten (10) years of Service (at least five (5) of which is completed while a Participant) and who has attained the age of forty-five (45) will be eligible for and deemed vested in an Accrued Benefit under Section 5.2 (even if such Participant Separates from Service with the Company prior to the attainment of age fifty-five (55)), so long as one (1) or more of the following events occurs after such Participant’s forty-fifth (45th) birthday:
(a)	Such Participant’s Separation from Service results from unilateral action taken by the Company;

(b)	Such Participant is a member of a class of Executives declared by Board action to be ineligible to participate further in the Plan;

(c)	Such Participant is demoted to non-Executive status by the Company; or

(d)	A Change in Control occurs.
     Any Participant who vests hereunder (as provided above), but Separates from Service from the Company prior to attaining age fifty-five (55) nevertheless shall commence receiving a Plan Benefit on the first day of the month coinciding with or next following the date such Participant attains age fifty-five (55). The Accrued Benefit of a Participant who Separates from Service with the Company prior to attaining age fifty-five (55) shall be computed and frozen as of the date such Participant Separates from Service with the Company. Notwithstanding the foregoing, in the event the Participant is a Specified Employee, such Deferred Vested Benefit shall not commence payment until the later of the date specified above or six (6) months after such Participant’s Separation from Service.
     The Plan Benefit actually payable to a Participant whose Accrued Benefit vests hereunder shall be determined in accordance with Section 5.2 hereof; provided, however, that such Plan Benefit shall be based on the above determination of the Participant’s Accrued Benefit.

5.4	Disability Retirement Benefit.
     A Participant who becomes disabled for purposes of the Long Term Disability Plan and, as a result, is eligible for and receiving benefits under the Long Term Disability Plan, will commence receiving a Disability Retirement Benefit on the later of the first day of the month coinciding with or next following:
(a)	The date such Participant ceases to receive benefit payments under the Long Term Disability Plan; and

(b)	The date such Participant attains age sixty-five (65).
     The Plan Benefit so payable to a Participant shall consist of such Participant’s Accrued Benefit, determined as of the date such Participant commenced receiving benefits under the Long Term Disability Plan, if any. In the event such Participant is not eligible to receive benefits under the Long Term Disability Plan, such Participant’s Accrued Benefit shall be determined as of the date such Participant is found to have qualified for a 409A Disability. Notwithstanding any contrary Plan provision, if a Participant is found to have qualified for a 409A Disability on or after attaining age fifty-five (55), but ceases to be so disabled before such Participant’s Disability Plan Benefit would have otherwise commenced, such Participant shall be eligible to receive an Early Retirement Benefit as provided under Section 5.2 herein.

ARTICLE VI
DISTRIBUTION OF BENEFITS; LIMITATIONS
6.1	Commencing Payment. A Participant’s Plan Benefit shall commence automatically on the relevant commencement date specified in Article V. The Participant shall, in advance of such date, complete and return to the Plan Administrator such form or forms as may be required by the Plan Administrator. If a Participant believes that he or she is entitled to have his or her Plan Benefit commence on a particular specified commencement date, but the benefit has not commenced, the Participant may file an application for such benefit in a writing dated and signed by such Participant and mailed or otherwise delivered to the Plan Administrator. Such application, when made, shall thereupon be treated as a claim for benefits made in accordance with Section 8.2 hereof.
6.2	Delay of Distribution To Preserve Allowable Deduction. In the event the Plan Administrator, after consultation with the Committee but otherwise acting in its sole and absolute discretion, determines that one (1) or more of the payments to be made to a Participant hereunder cannot be claimed by the Company as an allowable federal income tax deduction (whether on account of the limitations imposed by Section 162(m) or Section 280G of the Code, or otherwise), the Plan Administrator shall cause such payment(s) to be suspended and deferred, and paid as such time and in such manner so as to permit the Company to claim such payment(s) as an allowable deduction for federal income tax purposes. In the event any such payment is suspended or deferred hereunder to avoid the limitations imposed by Section 162(m) of the Code, and such period of suspension or deferment exceeds thirty-six (36) months, interest shall accrue on such payment at the rate of one percent (1%) per month, simple interest, for each month or fraction thereof; such interest shall accrue from the date of initial suspension or deferment and shall be paid with such payment, when made to or in respect of such Participant.
6.3	Protection of Company Interests. A Participant’s right to receive a Plan Benefit hereunder is conditioned upon such Participant engaging in conduct (or where applicable, refraining from conduct) so as to protect, and not impair, the Company’s interests while covered by and benefiting from the Plan. Each Participant accordingly shall observe and comply with the following rules, covenants and restrictions, commencing with the date such Participant first commences participation hereunder and ending with the second (2nd) anniversary of the date such Participant separates from employment with the Company and all Subsidiaries and Affiliates (the “Restricted Period”):
(a)	Disclosure of Confidential Information. A Participant shall keep in strict confidence and not directly or indirectly make known, divulge, reveal, furnish, make available or use (except for use in the regular course of such Participant’s duties on behalf of the Company) any “Confidential Information,” as herein defined, and shall return to the Company any Company property or documents and any other documents or property containing or constituting Confidential Information in such Participant’s possession, custody or control as and when such Participant separates from Company employment or ceases to perform any personal services therefor. For this purpose, the term “Confidential Information” shall mean that non-public data and other information (regardless of the form such Information takes) which the Company determines to be a strategic asset of the Company (specifically including, without limitation, customer and personnel lists, licensing agreements, materials sources and costs, and delivery and distribution sources, methods and costs) the disclosure or release of which would financially harm or impair the Company.
(b)	Solicitation of Workforce. A Participant will not directly or indirectly solicit, encourage, or otherwise attempt to influence, any employee or representative of the Company or consultant to the Company, to terminate his or her relationship, employment or other association with the Company (whether or not the purpose of such solicitation, encouragement or attempt at influence is to become an employee, representative or consultant of such Participant or any organization employing, owned by or associated with such Participant).

(c)	Solicitation of Customers. A Participant will not directly or indirectly, on his or her own behalf or on the behalf of any other person, firm or entity, solicit or attempt to solicit, or attempt to divert the patronage or business of, any current customer of the Company, any customer that has engaged in business with the Company during the Restricted Period, or any prospective customer to whom (or, to which) the Company has presented a proposal to provide goods or services during the Restricted Period, or any party or entity related to any such customer or prospective customer (including but not limited to any employees or agents of any such customer or prospective customer).

(d)	Disparagement of Company, Officers and Directors. Other than with the prior consent of the Company, a Participant will not communicate any false, critical, disparaging or otherwise negative comment(s), statement(s) or information of and concerning the Company, or any of its directors, officers, employees or shareholders, or which could reasonably be perceived or construed as critical, disparaging or otherwise negative, other than comments, statements and information made and published to an individual who is (at the time of such communication) then a Company director, officer, employee or shareholder; provided, that this provision shall not preclude a Participant from testifying under oath in a legal or comparable administrative proceeding.

(e)	Appropriation of Business Opportunities. A Participant will promptly disclose and report to Company superiors (and where applicable, the Board) any and all business opportunities brought to such Participant (whether internal to the Company, or from persons or parties not associated or affiliated with the Company) or of which such Participant is made or becomes aware, which directly or indirectly relate to or have any commercial, artistic, or conceptual connection to any of the Company’s current or contemplated businesses (as discussed or described in any of the Company’s strategic or business plans).

(f)	Sanctioned Personal Conduct. A Participant will refrain from committing, or attempting to commit, any felony; and refrain from taking any other action or engaging in any other conduct that results in the forfeiture of property or a property interest (regardless whether imposed upon such Participant, or the Company, or both).
In the event the Committee, in its sole and absolute discretion, determines that a Participant has violated one (1) or more of the covenants and restrictions set forth in this Section 6.3, then except as provided in Section 6.6 herein, such Participant shall immediately forfeit any and all right to any Plan Benefit for which such Participant otherwise would qualify hereunder; provided , that no Participant shall forfeit a Plan Benefit hereunder, or any part thereof, on account of having engaged in (or, agreed to engage in) conduct protected by Section 806 of the Sarbanes-Oxley Act (18 U.S.C. §1541A, et seq.) and related rulings and regulations.
6.4	Post-Employment Prohibitions. In addition to the restrictions set forth in Section 6.3 hereof and the obligations imposed under Section 6.5 hereof, a Participant’s right to receive a Plan Benefit hereunder is conditioned upon such Participant refraining from any of the following conduct, following the termination of such Participant’s employment by the Company (and all Subsidiaries and Affiliates) and for period of ten (10) years thereafter:
(a)	Acquires five percent (5%) or more of the voting stock in a corporation (or a comparable capital and profits interest in an organization that is not a corporation) that competes with the Company, or, without the written consent of the Company, provides personal services to such corporation or other organization as a director, officer, employee, consultant, advisor, agent, member, partner or owner thereof; provided , that for purposes of this provision, a corporation or other organization will be considered to “compete” with the Company if, at the time of such Participant’s retirement or separation from Company employment and as determined by the Committee, such corporation or other organization is substantially engaged in any one (1) or more of the production, merchandising, marketing, e-commerce or other business activities in which the Company is then engaged; and

(b)	Fails or refuses to provide personal services, as a compensated consultant to the Company upon the Company’s reasonable written request; and

(c)	Commences, or threatens to commence, an action seeking recovery of a Plan Benefit that has been completely or partially denied hereunder or to enforce the terms of the Plan, without first signing a binding confidentiality and nondisclosure agreement that commits such Participant to not disclose, publish or otherwise reveal (other than pursuant to court order, or under oath) any financial, business or personnel information of and regarding the Company, or any of their respective directors, officers, agents and employees, or the fact of any dispute involving such Participant’s claim to a Plan Benefit.
In the event the Committee, in its sole and absolute discretion, determines that the Participant has violated any or all of the above conditions, then except as specifically provided in Section 6.6 hereof, the Company shall be relieved of any and all obligation to pay, or continue payment of, any Plan Benefits to or on behalf of such Participant.

6.5	Ownership of Intellectual Property; Assignment of Certain Rights. So long as an Executive remains a Participant in the Plan and remains employed by the Company, such Participant shall assign and transfer to the Company any and all discoveries, inventions and improvements, whether or not patentable, which such Participant at any time during such Participant’s employment by the Company has made or has conceived, or may make, conceive, acquire or suggest, whether solely or jointly with others, and which (i) relates to any subject matter within the field in which such Participant provided personal services to the Company, and involved the use of resources belonging to the Company. Such Participant also shall promptly disclose to the Company any and all such discoveries, inventions and improvements; and, without charge to the Company but at its expense, shall execute, acknowledge and deliver all documents and information (including applications for patents) necessary to obtain patents for such inventions in any and all countries, and to vest title thereto in the Company.

In the event a Participant is determined by the Committee, in its sole and absolute discretion, to have violated any of the above conditions, then except as specifically provided in Section 6.6 hereof, the Company shall be relieved of any and all obligation to pay, or continue payment of, any Plan Benefits to or on behalf of such Participant.
6.6	Construing Forfeiture Provisions; Discretion To Impose Lesser Sanction. The Committee, acting in its sole and absolute discretion (but otherwise in accordance with the provisions of this Section 6.6), shall determine whether (and, to what extent) a Participant has violated any or all of the provisions of Section 6.3, Section 6.4 and/or Section 6.5 hereof, and if so, whether such conduct warrants imposition of a limited monetary sanction, equal in amount to the lesser of (a) one-half (1/2) of the present value of the Participant’s Plan Benefit (determined as of the date of the violation(s)), or (b) one hundred thousand dollars ($100,000), as a set off against the Plan Benefit otherwise payable and in lieu of the complete forfeiture of such Participant’s interest (as otherwise prescribed in Sections 6.3, 6.4 and 6.5 herein, as applicable). Notwithstanding the generality of the preceding sentence, the Committee shall be entitled to impose the limited monetary sanction described herein only if the Committee, acting in consultation with counsel, determines that the financial impact on the Company from such violation(s) can be expected to be less than two hundred fifty thousand dollars ($250,000) in the aggregate.

ARTICLE VII
DEATH BENEFIT
7.1	Eligibility For Death Benefit. A death benefit shall be paid to the Beneficiary of any Participant who dies under the following circumstances:
(a)	A Participant who is not receiving benefits under the Long Term Disability Plan but is eligible to elect to retire and receive an Early or Normal/Late Retirement Benefit; or

(b)	A Participant who is receiving benefits under the Long Term Disability Plan who had attained age 55 on or prior to the date of his or her disability;

(c)	A Participant who has retired with an Early Retirement Benefit but has not yet commenced receiving a Plan Benefit; or

(d)	A former Executive with a vested interest in the Plan (determined in accordance with Section 5.3 hereof), who dies on or after attaining age 55; or

(e)	A Participant who has retired and commenced receiving a Plan Benefit, but dies before a total of one hundred eighty (180) monthly payments have been made.
Where a Participant dies before payment of such Participant’s Plan Benefit has commenced, payment of a death benefit (as prescribed in this Section) shall commence as of the first day of the calendar month coincident with or next following the date such Participant dies.
7.2	Amount Of Death Benefit. Subject to Section 7.3, the death benefit payable to the Beneficiary of a deceased Participant shall consist of one hundred eighty (180) monthly payments, commencing promptly following the date application is made for a death benefit hereunder, less any payments made to such deceased Participant (pursuant to Section 7.1(e), above). For death benefits not payable under the circumstances described in Section 7.1(e) hereof, the monthly amount payable shall be calculated as of the date payment of such death benefit commences, as if the deceased Participant had retired (or, commenced receiving his Plan Benefit) on such date and had then died, based on whichever benefit described in Article V would have then applied.

7.3	Acceleration. When a Participant who is eligible for a Death Benefit under Section 7.1 dies before payment of such Participant’s Plan Benefit has commenced, the Plan Administrator shall pay a Death Benefit in a single lump representing the present value of such Death Benefit, less applicable withholding. When determining the present value of a Participant’s Death benefit for this purpose, the Plan Administrator shall use the interest rate in effect for United States Treasury Department debt securities having a maturity of ten (10) years, based on the auction of Treasury securities held on the date coincident with or next preceding the date of such Participant’s death.

ARTICLE VIII
ADMINISTRATION; PLAN MODIFICATION
8.1	Plan Administrator.
(a)	The Company’s Senior Vice President — Human Resources shall act as the Plan Administrator; provided, that if no individual holds such position within the Company, or in the absence of such a position within the Company, the Plan Administrator shall be such other Company officer as the Committee shall direct.

(b)	The Plan Administrator shall be responsible for the Plan’s general administration and for carrying out the provisions hereof. The Plan Administrator shall have all needed discretionary power, authority and control to carry out the Plan’s provisions, including the power and authority to (i) determine all questions relating to whether an individual qualifies as a Participant hereunder, and whether any person found to be a Participant or a Beneficiary hereunder qualifies for or is otherwise entitled to a benefit hereunder (including, without limitation, deciding any and all questions pertaining to claims for benefits made in accordance with Section 8.2 hereof), (ii) resolve any and all questions arising under the Plan, including any questions of construction, and (iii) take such further action as the Plan Administrator deems advisable in the administration of the Plan. Except as specifically provided in Section 8.2 hereof (relating to the appeal of adverse benefit determinations), decisions by the Plan Administrator, made in good faith, shall be final, conclusive and binding upon all parties.

(c)	In the event the Plan Administrator qualifies as a Participant hereunder, the Plan Administrator shall not make or participate in any decision affecting the Administrator as a Participant; rather, the Committee shall make all determinations with regard to such Participant, as though the Committee were the Plan Administrator, and any appeal of the Committee’s decisions shall be reviewed (if at all) by the Board.

(d)	The Plan Administrator from time to time may allocate or delegate to any other persons or organizations any or all of its rights, powers, duties and responsibilities with respect to the operation and administration of the Plan. Any such allocation or delegation shall be made in writing and shall be terminable upon such notice as the Plan Administrator deems reasonable and proper under the circumstances.
8.2	Claims Procedures. Any application for benefits made under the Plan (whether by or on behalf of a Participant or by a Beneficiary) shall strictly comply with the following procedures:
(a)	Making A Claim. Any application for benefits made by a claimant shall be made in writing to the Plan Administrator by first-class mail, identifying the benefit(s) being sought, the terms of the Plan that entitle the claimant to apply for such benefit(s), and such other information as may be reasonably needed to confirm the identity of the claimant and such claimant’s eligibility for said benefit. Within ninety (90) days following receipt, the Plan Administrator shall respond to such application either (i) by complying with the terms set forth in the application, in their entirety, or (ii) by requesting in writing a sixty (60)-day extension to further consider such application, or (iii) by denying in writing some or all of the application, in the manner described in subparagraph (b) hereof. Any claimant whose application has been wholly or partly denied, or believes that such application has been wholly or partly denied, may file an appeal in the manner described in subparagraph (c) hereof.

(b)	Denying A Claim. Unless an application for benefits is allowed in total by the Plan Administrator, the Plan Administrator shall, within ninety (90) days after such claim is filed (plus an additional period of sixty (60) days, if required for due consideration, so long as notice of such extension is provided within the initial ninety (90)-day period), notify the claimant in writing totally or partially denying such application. Such notice shall be written in a manner calculated to be understood by the claimant and shall include (i) the specific reasons for denying the application, (ii) specific reference to the Plan provisions upon which the denial of the application is based, (iii) a description of any additional materials or information needed to perfect the application and an explanation why such material or information is necessary, and (iv) an explanation of the review procedure specified in subparagraph (c) hereof. A claimant who does not receive any such notice from the Plan Administrator within one hundred (100) days after the date of such written application is entitled to conclude that such application has been denied.

(c)	Appeals. Within sixty (60) days after a claimant’s application is denied, such claimant may appeal such denial by filing with the Committee (as a whole) a written request for review of that denial. In the event of such an appeal, such claimant shall be entitled to submit written comments, documents, records and other information pertinent to such claimant’s claim(s), and have a reasonable opportunity to examine (free of charge) all documents, records and other information relied upon by the Plan Administrator when considering such claim(s). If a claimant files an appeal within such sixty (60)-day period, the Committee shall conduct a full and fair review of such appeal and mail or deliver to such claimant a written decision on the matter, based on the facts and the Plan’s pertinent provisions within sixty (60) days after receiving the request for review (unless special circumstances require an extension of up to sixty (60) additional days, in which case the Committee shall provide written notice of such extension prior to the commencement of such extension). Any adverse decision of an appeal shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision is based and shall, to the extent permitted by law, be final and binding on all interested persons. During any such review, an appealing claimant shall be given the opportunity to review those files and documents pertinent such claimant’s application, and be entitled to submit comments and argument in writing. If a decision on review is not furnished within such sixty (60) day or such one hundred-twenty (120)-day period, as the case may be, such claimant is entitled to conclude that the decision by the Plan Administrator has been upheld by the Committee, following its review.

8.3	Indemnification. The Company shall defend, indemnify and hold harmless the Board and its constituent members, and the Committee and its constituent members, and the Plan Administrator (and its delegatee(s), if any) from and against any and all liabilities, claims, demands, judgments, tax liens, settlement payments, losses, costs, damages, and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) that such indemnified party may sustain, suffer, or incur in connection with, or that may result from, the administration of the Plan (including participation in tax liens and levies, bankruptcy proceedings, garnishment actions, and foreclosures and other creditor-initiated proceedings), so long as such liability, claim, demand, judgment, settlement expense, loss, cost, damage or expense does not involve bad faith or gross neglect of duty on the part of the indemnified party. The Company may, but shall not be required to, provide such indemnification through the purchase of fiduciary or comparable errors and omissions insurance.
8.4	Termination, Suspension Or Amendment Of The Plan. The Board may, in its sole discretion, amend, suspend, modify, discontinue or terminate this Plan at any time. No such amendment, suspension, modification, discontinuation, or amendment shall adversely affect:
(a)	The benefits or rights thereto of any Participant who retired, whether or not such Participant has commenced to receive a Plan Benefit; or

(b)	The right of any Participant to receive the amount, on an immediate or deferred basis, computed under Article V to which such Participant would be entitled under this Plan prior to its suspension, termination or amendment taking into account such person’s age, Service and Final Average Compensation as of the date of such termination, suspension or amendment:
provided , that subsections (a) and (b) above shall not apply to any such termination, suspension or amendment if a change has occurred in the law (or in its interpretation) which would adversely affect the Company or such Participant if this Plan were to remain in effect and unamended in its form immediately prior to such occurrence.

ARTICLE IX
GENERAL PROVISIONS
9.1	Plan Is Unfunded; Company Has No Prefunding Obligation. All interests in the Plan are unfunded. The Company has no obligation to establish any special or separate fund, or segregate any of its assets in order to assure the payment of any amounts due or becoming due and payable under the Plan. However, to provide for the discharge of its obligations under the Plan, the Company in its sole discretion may settle and establish a trust or other fund in its name, or acquire property or contract rights in its name. The right of a Participant or a Beneficiary to receive a Plan distribution hereunder shall constitute an unsecured claim against the Company’s general assets, and no Participant or Beneficiary shall have any right in or against any specific Company assets.
9.2	Expenses. All costs and expenses incurred in the administration of this Plan shall be paid by the Company, except as specifically provided in Section 9.3 hereof.

9.3	Non-Alienability of Plan Interests.
(a)	In General. Except as specifically provided in this Section 9.3, no Participant or Beneficiary shall have any right, directly or indirectly, to alienate, assign, anticipate or encumber any Plan interest or amount that may be payable hereunder, and no amount or Plan interest shall be subject to voluntary or involuntary alienation, assignment, encumbrance or garnishment, whether by process of law, in equity, or otherwise. Any such attempted alienation, assignment, encumbrance, or garnishment shall be null and void and of no effect. In the event any attempt by a Participant or Beneficiary is made to alienate, pledge or charge any such interest of any such benefit for any debt, liabilities in tort or contract, or otherwise, contrary to the prohibitions of this Section, the Plan Administrator in its discretion may suspend or forfeit the interest of such person and during the period of such suspension, or in the case of forfeiture, the Plan Administrator shall hold such interest for the benefit of, or shall make the benefit payments to which such Participant would otherwise be entitled to, to the

Beneficiary or to some member of the Participant’s or Beneficiary’s family, acting in its sole and exclusive discretion.

(b)	Domestic Relations Orders. Notwithstanding the provisions of subsection (a) hereof, a Participant’s Plan Benefit shall be subject to division and partition in accordance with the terms of a domestic relations order satisfying the requirements of a “qualified domestic relations order” (“QDRO”), as defined in Section 414(p) of the Code and related regulations; provided, that (i) a separate benefit shall be recognized and maintained for any spouse or former spouse determined to have an interest in the Plan as a result of a QDRO; and (ii) all costs and expenses incurred by the Company or the Plan Administrator in connection with such QDRO shall be charged against such Participant’s Plan Benefit, prior to effecting any such division or partition.
9.4	No Implied Rights. No Participant or any other person shall have any legal or equitable right or interest in the Plan not expressly provided for hereunder.

9.5	No Contract of Employment. The Plan does not constitute a contract of employment, nor is it evidence of the existence of any contract of employment, or any contractual or other right to continued employment, between an individual and the Company. In addition, the Plan (including specifically and without limitation, any participation agreement that an eligible Executive signs when commencing participation) shall not be held to have created, or evidenced, any right on the part of any such Executive (whether or not then a Participant) to be employed, or to continue to be employed, by the Company. Rather, the Company (or where relevant, the actual employer of any individual, whether or not then an Executive) has the right to terminate the employment or personal services of such individual (whether or not then or at any time an Executive, and whether or not then a Participant) at any time, and for any reason or no reason, in the absence of a written agreement expressly providing to the contrary.
9.6	Governing Law. The provisions of this Plan shall be interpreted and construed in accordance with the laws of the State of Ohio without regard to conflicts of laws, but only to the extent not preempted by relevant federal law.

9.7	Tax Withholding. Where and to the extent the accrual of Plan Benefits by or for a Participant, and/or the payment and distribution of Plan rights or interests to a Participant or Beneficiary, results in employment taxes imposed under the Federal Income Contributions Act (“FICA”) with respect to such Participant’s Plan interest, or any related federal state or local income tax withholding obligation(s) to be imposed upon the Company or the Plan Administrator, or some other party, the Company (or such other party) shall have the right to withhold such amounts from any Plan Benefit(s) due or becoming due and payable to such Participant or Beneficiary, and to the extent not unlawful, from any regular remuneration paid by the Company to a Participant.
9.8	Severability. In the event that any one or more of the Plan provisions is held to be invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not affect any other Plan provision, and the Plan thereafter shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein. In such event, the Committee will designate and substitute a lawful provision that most nearly accomplishes the Company’s intent.

9.9	No Tax Guarantees. While the Plan is designed to provide deferred compensation to Executives who qualify as Participants hereunder, the Company makes no representation, warranty or guarantee of any federal, state or local tax consequences of participation in the Plan to any Participant or designated Beneficiary.
9.10	Code Section 409A Compliance. The Plan is intended to be operated in compliance with the requirements of Code Section 409A (including any rulings or regulations promulgated thereunder). In the event that any provision of the Plan fails to satisfy such requirements, such provision shall be void and shall not apply to a Participant’s Deferred Compensation Benefit, to the extent practicable. In the event that it is determined not to be feasible to void a Plan provision as it applies to a Participant’s Deferred Compensation Benefit, such Plan provision shall be construed in a manner so as to comply with the requirements of Code Section 409A.

     IN WITNESS WHEREOF, the undersigned, a duly elected officer of American Greetings Corporation, has executed this Plan as of the thirty-first (31st) day of October, 2007, by the authority and at the direction of the Committee of American Greetings Corporation.

/s/ Brian T. McGrath
Name:	Brian T. McGrath
Title:	Senior Vice President, Human Resources

AMERICAN GREETINGS CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
SCHEDULE A
Reduction Factors for Benefits
Payable Prior to Age 65

Age* At Which	Reduction
Benefits Begin	Factor
65	0.00%
64	2.88
63	5.76
62	8.64
61	11.52
60	14.40
59	17.28
58	20.16
57	23.04
56	25.92
55	28.80
· For completed months of age, straight line interpolation shall be used.